Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-47815
                                                              File No. 333-74421


PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 6, 1998)



                                2,869,052 Shares
                              HRPT Properties Trust
                      Common Shares of Beneficial Interest



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         Our Common Shares are traded on the New York Stock  Exchange  under the symbol "HRP". The last reported sale price of our Common Shares on that exchange on March 15, 1999 was $14.00 per share.

         Selling shareholders identified in this prospectus are offering all of the shares to be sold in the offering. We will not receive any of the proceeds from the offering.

         This supplement reflects a 256,246 share increase in the total number of shares being offered by the selling shareholders. Government Property Investors, Inc. owns and is offering all of the additional shares. It is one of the selling shareholders named in the prospectus.


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         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


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            The date of this prospectus supplement is March 15, 1999.